UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2014 (December 30, 2013)

NewLink Genetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35342	42-1491350
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2503 South Loop Drive Ames, IA		50010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (515) 296-5555

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to License Agreement Between Central Iowa Health System and NewLink Genetics Corporation

On December 30, 2013, NewLink Genetics Corporation (the “Company”) and Central Iowa Health System (“CIHS”) entered into an amendment (the “Amendment”) to the License Agreement by and between CIHS and the Company, dated August 2, 2001 (the “CIHS Agreement”). Under the terms of the Amendment, certain provisions of the CIHS Agreement were amended, in part to clarify that the Company is not obligated to pay fees to CIHS as a result of payments between the Company and its affiliates with respect to the intellectual property rights licensed by CIHS to the Company pursuant to the CIHS Agreement. The Amendment includes, without limitation, clarifications to (i) the definitions of “Third Party(ies)” and “Net Sales”, (ii) provisions with respect to the Company’s obligations to take actions to enable CIHS to meet its obligations under certain federal statutes and (iii) provisions with respect to the sublicensing fee payable by the Company to CIHS. In addition, the Amendment updates the list of patents that are licensed to the Company under the CIHS Agreement. The Company entered into the Amendment in connection with the Company’s sublicensing of certain intellectual property to its wholly-owned foreign subsidiary.

The foregoing description is qualified in its entirety by reference to (i) the CIHS Agreement, a copy of which was attached as Exhibit 10.37 to an amendment on Form S-1/A, filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2011, to the Company’s registration statement on Form S-1, as amended (File No. 333-171300), which was declared effective by the SEC on November 10, 2011, and (ii) the Amendment, a copy of which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the twelve-month period ended December 31, 2013, portions of which will be subject to a FOIA Confidential Treatment Request to the SEC pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted material will be included in the request for confidential treatment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:    January 6, 2014

NewLink Genetics Corporation

By:	/s/ Gordon H. Link, Jr.
Gordon H. Link, Jr.
Its:	Chief Financial Officer